Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Peter J. Meier, CFO
Phone: (610) 359-6903
Fax: (610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
COMPLETION OF SYNDICATED COMMUNITY OFFERING;
CONVERSION EXPECTED TO CLOSE JANUARY 18, 2011

Broomall, Pennsylvania – January 11, 2011 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market: ALLB), the holding company for Alliance Bank, announced today that the proposed new holding company for Alliance Bank, a Pennsylvania corporation also known as Alliance Bancorp, Inc. of Pennsylvania (“Alliance Bancorp—New”) has received orders to purchase common stock sufficient to complete the offering being conducted in connection with the second-step conversion of Alliance Bank.  The conversion and offering are expected to be completed on January 18, 2011.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, Alliance Mutual Holding Company and the Company will cease to exist and Alliance Bancorp—New, the state chartered corporation formed to facilitate the conversion, will become the parent holding company of Alliance Bank and will be wholly owned by public shareholders.

A total of 3,258,475 shares of common stock, slightly above the mid-point of the offering range, will be sold in the subscription, community and syndicated community offerings at $10.00 per share for gross proceeds of $32.6 million.  All orders properly submitted in the subscription and community offerings will be filled in whole.  Concurrent with the completion of the offering, the outstanding shares of the Company common stock (except for the shares owned by Alliance Mutual Holding Company, which will be cancelled) will be exchanged for shares of Alliance Bancorp—New common stock.  As a result, each existing share of Company common stock will be converted into the right to receive 0.8200 of a share of Alliance Bancorp—New common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in Alliance Bancorp—New as they owned in the Company.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Upon completion of the conversion, the total shares outstanding after the stock offering and the exchange will be approximately 5,474,710 shares.  The Bank’s Employee Stock Ownership Plan (“ESOP”) will purchase an aggregate of 150,991 shares, or 4.63% of the common stock in the offering. Of the total shares purchased by the Bank’s ESOP, 50,991 shares of common stock will be purchased in the subscription offering and the ESOP intends to purchase the remaining 100,000 shares of common stock in the open market from time-to-time following completion of the conversion.

Stifel, Nicolaus & Company, Incorporated managed the subscription and community offerings and acted as sole book-running manager for the syndicated community offering.  Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to the Company.

The Company’s common stock will continue to trade on the Nasdaq Global Market under the trading symbol “ALLB” through January 14, 2011.  Beginning on January 18, 2011, the shares of Alliance Bancorp—New common stock will trade on the Nasdaq Global Market under the trading symbol “ALLBD” for a period of 20 trading days.  Thereafter, the trading symbol will revert to “ALLB.”

Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about January 18, 2011.  Shareholders of the Company holding shares in street name or in book-entry form will receive shares of Alliance Bancorp—New directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about January 20, 2011 and receive their shares of Alliance Bancorp—New common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Alliance Bancorp, Inc. of Pennsylvania is the federally chartered holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Alliance Bancorp, Inc. of Pennsylvania and Alliance Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission (“SEC”).  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus and prospectus supplement forming part of the registration statement.

The shares of common stock of Alliance Bancorp, Inc. of Pennsylvania are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.